                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY


           ======================================================

                      PRESTOLITE ELECTRIC INCORPORATED

                    AMENDED AND RESTATED CREDIT AGREEMENT

                        DATED AS OF JANUARY 22, 1998

                                COMERICA BANK

           ======================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page(s)
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
     1.   DEFINITIONS....................................................... 1

     2.   THE INDEBTEDNESS: Facility A......................................10

     3.   INTEREST AND PREPAYMENTS..........................................12

     4.   CONDITIONS; SECURITY..............................................12

     5.   REPRESENTATIONS AND WARRANTIES....................................13

     6.   AFFIRMATIVE COVENANTS.............................................16

     7.   NEGATIVE COVENANTS................................................20

     8.   ENVIRONMENTAL PROVISIONS..........................................23

     9.   EVENTS OF DEFAULT.................................................25

     10.  MISCELLANEOUS.....................................................27


This Table of Contents shall not, for any purpose, be considered to be a part of the Credit Agreement.

                     AMENDED AND RESTATED CREDIT AGREEMENT
                     -------------------------------------



     THIS AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 22nd day of January, 1998, by and between PRESTOLITE ELECTRIC INCORPORATED, a Delaware corporation, of Ann Arbor, Michigan (herein called "Company"), and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

RECITALS:

     A. Company and Bank are parties to the Credit Agreement dated as of October 25, 1994, as amended by the First Amendment dated as of February 20, 1996 and the Second Amendment dated as of October 26, 1997 ("Prior Credit Agreement").

     B. Company has requested Bank to amend certain provisions of the Prior Credit Agreement.

     C. Company and Bank wish to amend and restate the Prior Credit Agreement on the terms and conditions provided herein.

     NOW, THEREFORE, Bank and Company agree that the Prior Credit Agreement is amended and restated in its entirety as follows:

     1.   DEFINITIONS

     For the purposes of this Agreement the following terms will have the following meanings:

     "Account" shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

     "Account Debtor" shall mean the party who is obligated on or under any Account.

     "Advance" shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement.

     "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to the Company's Affiliates.

     "Approved Account Debtors" shall mean Ford Motor Company, General Motors Corporation, Chrysler Corporation, Freightliner Corporation, Caterpillar Corporation, Cummins Corporation, Western Star Corporation, Navistar Corporation, or Thermo King Corporation, or any subsidiary thereof, or any other Person approved in writing by Bank in its sole discretion.

     "Applicable Prime-based Margin" shall mean (i) at all times other than during a Margin Reduction Period, one-eighth of one percent (1/8%) per annum, and (ii) during any Margin Reduction Period, zero percent (0%) per annum.

     "Borrowing Base" shall mean as of any date of determination, (i) at all times other than during a Margin Reduction Period, the sum of (a) eighty-four percent (84%) of Eligible Accounts plus (b) the lesser of thirty-five percent
                                   ----
(35%) of Eligible Inventory or Nine Million Dollars ($9,000,000), and (ii) during any Margin Reduction Period, the sum of (a) eighty percent (80%) of Eligible Accounts plus the lesser of twenty-five percent (25%) of Eligible
                  ----
Inventory or Nine Million Dollars ($9,000,000).

     "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, Michigan.

     "Capital Expenditure" shall mean any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

     "Collateral Assignments" shall mean the three Collateral Assignments of the Indemnity Agreements dated as of October 25, 1994, executed and delivered by Company to Bank.

     "Collateral Documents" shall mean the Security Agreement and any other document or instrument of security executed and delivered by Company or any Domestic Subsidiary after the date hereof.

     "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise indicated herein, "Consolidated" shall mean the consolidated accounts of PEI and its Subsidiaries.

     "Consolidated Capitalization" shall mean, as of any date of determination, the sum of Consolidated Tangible Net Worth plus the principal balance of the
                                           ----
Senior Debt.

     "Consolidated Income Taxes" shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of PEI and its Subsidiaries determined in accordance with GAAP (to the extent such income and profits were included in computing Consolidated Net Income).

     "Consolidated Interest Expense" shall mean for any period the aggregate gross interest expense (excluding amortization of original issue discount and non-cash interest expense and including the interest component of capitalized lease obligations) of PEI and its Subsidiaries for such period as determined in accordance with GAAP (to the extent such interest expense was included in computing Consolidated Net Income).

     "Consolidated Net Income" shall mean the net income (or loss) of PEI and its Subsidiaries for any period determined in accordance with GAAP but excluding in any event any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses.

     "Consolidated Net Worth" shall mean at any time the net worth of PEI and its Subsidiaries as determined in accordance with GAAP.

     "Consolidated Tangible Net Worth" shall mean at any time Consolidated Net Worth less the net book value of investments in unconsolidated subsidiaries and prepaid expenses (other than deferred taxes) and all intangible assets of PEI and its Subsidiaries such as patents, patent rights, trademarks, trade names, copyrights, goodwill and similar intangible assets as determined in accordance with GAAP.

     "Debt to Capitalization Ratio" shall mean as of any date of determination the ratio of total liabilities of PEI and its Subsidiaries determined in accordance with GAAP, to Consolidated Capitalization.

     "Default" shall mean any event, act or omission which, with the giving of notice, the running of time, or both, would constitute an Event of Default.

     "Domestic Subsidiary" shall mean any Subsidiary of PEI that is incorporated under the laws of any state of the United States of America. For purposes of this Agreement, 756780 Ontario Limited shall be deemed to be a Domestic Subsidiary.

     "EBITDA" shall mean for any period the sum of Consolidated Net Income for such period plus Consolidated Income Taxes, Consolidated Interest Expense and
            ----
Consolidated depreciation, amortization and other non-cash charges for such period.

     "Eligible Account" shall mean an Account (but shall not include interest and service charges) arising in the ordinary course of Company's business which meets each of the following requirements:

     (a) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

     (b) it is not owing by an Account Debtor (other than an Approved Account Debtor) who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to Company within ninety (90) days after the due date of the respective invoices or other writings evidencing such Accounts;

     (c) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

     (d) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

     (e) it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper;

     (f) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or as to any portion greater than 25% of such Account (provided, however, that
                                                       --------  -------
         any offset asserted by such Account Debtor [up to 25% of the amount of such Account] shall decrease the amount of such Eligible Account by the amount of such claimed offset);

     (g) it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

     (h) it is not owing by a subsidiary or affiliate of Company nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or is not described in sub-section (ii) of this Section (h), (ii) is not organized under the laws of the United States of America, or any state thereof (unless the Account Debtor is an Approved Account Debtor, or unless the Account is covered by FCIA insurance or a letter of credit issued by a bank which is acceptable to Bank in the exercise of its sole discretion), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

     (i) it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such Account (provided, however, that this sub-
                                            --------  -------
         section (i) shall apply only during the continuance of a Default or Event of Default);

     (j) it is not owing by an Account Debtor for which Company has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

     (k) it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a date more than thirty (30) days after the invoice date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

     (l) it is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Company are not deemed to constitute Eligible Accounts.

     (m) it is not a "core receivable", as currently identified on Company's books and records.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

     "Eligible Inventory" shall be valued at the lesser of cost or present market value in accordance with GAAP, on a first in/first out basis, and shall mean all of Company's Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as "raw materials", "work in process" or as "finished goods inventory" under GAAP, excluding (a) cores, consigned goods, inventory located outside the United States of America, (b) Inventory covered by or subject to a seller's right to repurchase, or any consensual or nonconsensual lien or security interest (including without limitation purchase money security interests) other than in favor of Bank, whether senior or junior to Bank's security interest, and (c) Inventory that Bank, acting in its reasonable discretion, after having notified Company, excludes.

     Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

     "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     "Equipment Security Agreement" shall mean the Security Agreement (Equipment) dated October 25, 1994, executed and delivered by Company to Bank.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

     "Event of Default" shall mean any of the Events of Default specified in
Section 9 hereof.

     "Facility A Maturity Date" shall mean January 31, 2000.

     "Facility A Note" shall mean the Note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit "A".

     "Fixed Charge Coverage Ratio" shall mean as of any date of determination, a ratio, the numerator of which is EBITDA for the four fiscal quarters then ended and the denominator of which is the sum of all principal payments paid or payable during such period with respect to any indebtedness (including capital leases) of PEI and its Subsidiaries, plus Consolidated Interest Expense for such
                                     ----
period.

     "Funded Debt" shall mean, as of any date of determination, all indebtedness of PEI and its Subsidiaries for borrowed money or on account of capitalized lease obligations as of such date, as determined in accordance with GAAP.

     "Funded Debt Ratio" shall mean, as of any date of determination thereof, a ratio, the numerator of which shall be Funded Debt as of such date and the denominator of which shall be EBITDA for the four fiscal quarters then ended.

     "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

     "Guaranty" shall mean the unconditional guaranty of the Indebtedness dated October 25, 1994, executed and delivered by PEI to the Bank.

     "Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of Company to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Company to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

     "Indemnity Agreements" shall mean the agreements dated September 30, 1991, December 7, 1993 and October 28, 1991 among Company and Allied-Signal, Inc., Sheller-Globe Corporation and Motorola, Inc., respectively, concerning environmental remediation and other matters.

     "Inventory" shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

     "Letter(s) of Credit" shall mean any standby letters of credit issued by Bank for the account of Company pursuant to Section 2.6 hereof.

     "Letter of Credit Reserve" shall mean, as of any applicable date of determination, an amount equal to the aggregate face amount of all Letters of Credit.

     "Loan Documents" shall mean collectively, this Agreement, the Note, the Security Agreement, the Letters of Credit, and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

     "Lucas Acquisition" shall have the meaning given to such term in the Offering Circular. For purposes of this Agreement, "Lucas Acquisition" shall be deemed to include (a) the purchase by Company or a Wholly Owned Subsidiary of shares of Lucas Argentina pursuant to the Lucas Argentina Option and (b) the purchase by Company or a Wholly Owned Subsidiary of any of the approximately 1% of the outstanding shares of Lucas Argentina not owned by Company, directly or indirectly, on the Issue Date and not subject to the Lucas Argentina Option for an aggregate purchase price not to exceed $300,000. Capitalized terms used in the immediately preceding sentence and not otherwise defined in this Agreement shall have the meanings given to such terms in the Offering Circular.

     "Margin Reduction Period" is defined in Section 3.3(c).

     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (a) the business, operations, property, or financial condition of such Person, or (b) the ability of such Person to perform its obligations under the Loan Documents.

     "Mortgages" shall mean the mortgages of Company's real estate located in Arcade, New York and Decatur, Alabama.

     "Note" shall mean the Facility A Note, as amended from time to time, and promissory note(s) issued in extension or renewal thereof.

     "Offering Circular" shall mean the Confidential Offering Circular dated January 16, 1998, relating to the Senior Debt.

     "PEI" shall mean PEI Holding, Inc., a Delaware corporation.

     "Pension Plans" shall mean all pension plans of Company or any Domestic Subsidiary which are subject to ERISA.

     "Permitted Liens" shall mean with respect to any Person:

          (a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

          (b) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

          (c) liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

          (d)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP;

          (e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person; and

          (f)    liens described in attached Schedule 7.7.

     "Permitted Prepayments" shall mean (a) the repayment by Company of approximately $47,300,000 in outstanding indebtedness with the proceeds of the Senior Debt, as described in the Offering Circular, (b) prepayments made while no Default or Event of Default has occurred and is then continuing (either before the prepayment or after giving effect thereto) (i) at any time that an asset disposition permitted by Section 7.2 or as to which Bank has otherwise consented, requires a mandatory prepayment of the Senior Notes, and/or (ii) at any time prior to February 1, 2001 of up to $43,750,000 principal of the Senior Debt with the proceeds of a public offering of the common stock of PEI or Company, and (c) prepayments of debt permitted by Section 7.4(d) made while no Default or Event of Default has occurred and is then continuing.

     "Person" or "person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

     "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime-based Rate" shall mean a per annum interest rate which is the sum of the Applicable Prime-based Margin plus the Prime Rate.

     "Recapitalization Dividend" shall mean the dividend and related payments of not more than $30,100,000 to be declared and paid by Company to PEI with the proceeds of the Senior Debt, as described in the Offering Circular.

     "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "B".

     "Security Agreement" shall mean the Security Agreement (Accounts, Chattel Paper, and Inventory) dated October 25, 1994, executed and delivered by Company to Bank.

     "Senior Debt" shall mean the indebtedness of Company evidenced by the Senior Notes.

     "Senior Debt Documents" shall mean the Senior Notes, the Senior Debt Indenture, and all other documents and agreements to evidence the Senior Debt, as the same may be amended from time to time (subject to the terms of this Agreement), and any and all other documents executed in exchange therefor or replacement or renewal thereof.

     "Senior Debt Indenture" shall mean the Indenture relating to the Senior Notes.

     "Senior Notes" shall mean the 9-_% Senior Notes of Company due February 1, 2008 in the original principal amount of $125,000,000, and the notes of Company issued in exchange therefor pursuant to the Registration Rights Agreement entered into in connection with the Senior Debt Documents.

     "Subsidiary(ies)" shall mean any corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to PEI's Subsidiary(ies).

     2.   THE INDEBTEDNESS: Facility A

     2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Facility A Maturity Date, not to exceed Twenty-Three Million Dollars ($23,000,000) in aggregate principal amount at any one time outstanding. All of the Advances under this Section 2 shall be evidenced by the Facility A Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

     2.2 The Facility A Note shall mature on the Facility A Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at the Prime-based Rate. The amount and date of each Advance and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent demonstrable error in computation.

     2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

     (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "B";

     (b) each such Request for Advance shall be delivered to Bank by 11 a.m. on the proposed date of Advance;

     (c) the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2 and the Letter of Credit Reserve shall not exceed the Borrowing Base; and

     (d) a Request for Advance, once delivered to Bank, shall not be revocable by Company.

Bank may at its option lend under this Section 2 upon Company's telephone or facsimile request upon execution by Company of a Borrower's Telephone and Facsimile Authorization in the form of Exhibit "D" attached hereto.

     2.4 The aggregate principal amount at any one time outstanding under the Facility A Note plus the Letter of Credit Reserve shall never exceed the lesser of Twenty-Three Million Dollars ($23,000,000) or the Borrowing Base. Company shall immediately make all payments necessary to comply with this provision.

     2.5 Company agrees to pay to Bank a commitment fee on the average daily balance of the unused portion of the Facility A commitment at the rate of three-eighths of one percent (3/8%) per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter and on the Facility A Maturity Date. For purposes of calculating the commitment fee, the face amount of outstanding Letters of Credit shall be considered usage of the Facility A commitment.


     2.6 In addition to Advances under the Facility A Note to be provided to Company by Bank under and pursuant to Section 2.1 of this Agreement, Bank further agrees to issue, or commit to issue, from time to time, standby Letters of Credit for the account of Company in aggregate undrawn amounts not to exceed Two Million Dollars ($2,000,000) at any one time outstanding; provided, however,
                                                              --------  -------
that the sum of the aggregate amount of Advances outstanding under the Facility A Note plus the Letter of Credit Reserve shall not exceed the lesser of Twenty-Three Million Dollars ($23,000,000) or the Borrowing Base at any time; provided
                                                                       --------
further, that except as described in the following proviso, no Letter of Credit
-------
shall, by its terms, have an expiration date which extends beyond the earlier to occur of one year after issuance or the Facility A Maturity Date; and provided
                                                                  --- --------
further, that in the event any Letter of Credit has an expiration date later
-------
than the Facility A Maturity Date, Company shall deliver to Bank on demand cash collateral in an amount equal to the maximum undrawn amount of such Letter of Credit. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company to Bank with respect thereto. Company shall pay to Bank annually in advance a fee of two percent (2%) per annum of the amount of each Letter of Credit.

     2.7 Letters of Credit and proceeds of Advances under the Facility A Note shall be used solely for (a) general corporate and working capital purposes and
(b) investments permitted by Section 7.6 hereof.

     3.   INTEREST AND PREPAYMENTS; MARGIN REDUCTION OPTION

     3.1  Interest. The Facility A Note and the Advances shall bear interest
          --------
from the date thereof on the unpaid principal balance thereof from time to time outstanding at a rate per annum equal to the Prime-based Rate. Interest shall be payable monthly on the first day of each month, commencing on February 1, 1998. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to three percent (3%) above the Prime-based Rate. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Advance shall change on the effective date of any change in the Prime-based Rate.

     3.2  Optional Prepayments. At its option Company may prepay the Advances in
          --------------------
whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such prepayment.

     3.3  Margin Reduction Option.  (a) From time to time and at any time during
          -----------------------
which no Default or Event of Default has occurred and is then continuing, Company may elect (the "Margin Reduction Option") to reduce the Applicable Prime-based Margin to zero percent (0%) by delivery to Bank of a notice on the form of Exhibit "C" attached hereto. From and after the delivery of such notice, and until such notice is revoked as provided in subsection (b), the "Applicable Prime-based Margin" and the "Borrowing Base" shall be as defined in subsection (ii) of such definitions.

     (b) Company may revoke any effective exercise of the Margin Reduction Option by delivery to Bank of a notice in the form of Exhibit "E" attached hereto. From and after delivery of such notice, the "Applicable Prime-based Margin" and the "Borrowing Base" shall be as defined in subsection (i) of such definitions.

     (c) Company may exercise the Margin Reduction Option no more frequently than twice in any calendar year. Any period during which a Margin Reduction Option shall be in effect is referred to herein as a "Margin Reduction Period."

     4.   CONDITIONS; SECURITY

     4.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) an opinion of Company's legal counsel in form and substance satisfactory to Bank;
(ii) certified copies of resolutions of the Board of Directors of Company evidencing approval of the borrowings and transactions contemplated hereunder;
(iii) a certificate of good standing from the state of Company's incorporation and from the state(s) in which it is required to be qualified to do business; and (iv) such other documents and instruments as Bank may reasonably require.

     4.2 Prior to the initial borrowing hereunder, Company shall provide to Bank, in form and substance satisfactory to Bank, with the following:

          (a) evidence that the Senior Notes have been issued, and that Company has received gross cash consideration (before underwriters' discounts and commissions and other expenses of issuance) therefor of not less than $125,000,000;

          (b) certified copies of the Senior Debt Documents, which shall be satisfactory to Bank; and

          (c) evidence satisfactory to Bank that the Lucas Acquisition has closed on terms substantially similar to those described in the Offering Circular.

     4.3 On the date of execution of this Agreement, Company shall pay to Bank a non-refundable closing fee in the amount of $57,500. Such fee shall be deemed fully earned upon execution of this Agreement.

     4.4 Company reaffirms and ratifies all of its obligations to Bank under the Collateral Documents, and agrees that the Collateral Documents shall secure the Indebtedness in accordance with their terms.

     4.5 Company and Bank hereby terminate the Equipment Security Agreement, the Collateral Assignments, and each of the Mortgages. Bank shall promptly file UCC termination statements and mortgage discharges with respect to the collateral covered by such agreements.

     5.   REPRESENTATIONS AND WARRANTIES

     Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement and after giving effect to the Lucas Acquisition and the issuance of the Senior Debt:

     5.1 Company and each Domestic Subsidiary is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation; Company and each Domestic Subsidiary is in good standing in each jurisdiction in which it is required to be qualified to do business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Company, are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and the Note, when issued and delivered, will be valid and binding on the Company in accordance with their terms.

     5.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

     5.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any Domestic Subsidiary, the outcome of which could materially impair Company's or any Domestic Subsidiary's financial condition or the ability of Company or any Domestic Subsidiary to carry on its business.

     5.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company's or any Domestic Subsidiary's assets, except to Bank or as otherwise permitted by this Agreement.

     5.5 Neither Company nor any Domestic Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the "Employee Retirement Income Security Act of 1974" (herein called "ERISA"), except those set forth in attached Schedule 5.5. Except as set forth on Schedule 5.5, there was no unfunded past service liability of any Pension Plan as of December 31, 1997, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

     5.6 The audited financial statements of PEI and its consolidated Subsidiaries dated December 31, 1996, previously furnished Bank, are complete and correct and fairly present the financial condition of PEI and its consolidated Subsidiaries in accordance with GAAP as of such date; the unaudited financial statements of PEI and its consolidated Subsidiaries dated October 4, 1997, previously furnished Bank, are complete and correct and, to the best of the knowledge of Company's officers, fairly present the financial condition of PEI and its consolidated Subsidiaries as of such date; since October 4, 1997 there has been no material adverse change in the financial condition of PEI and its Subsidiaries (taken as a whole); and to the best of the knowledge of Company's officers, neither Company nor any Subsidiary has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any Subsidiary.

     5.7 The financial projections dated December 12, 1997 previously furnished by Company to Bank, the receipt of which Bank acknowledges, were as of the date thereof and are as of the date of execution of this Agreement reasonable in all material respects taking into account all facts and information known to or reasonably available to Company.

     5.8 All tax returns and tax reports of Company and each Domestic Subsidiary required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company or any Domestic Subsidiary (or any of its properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and the Domestic Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

     5.9  There are no Subsidiaries of PEI, except as set forth in attached
Schedule 5.9.

     5.10 Company and each Domestic Subsidiary are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if Company or any Domestic Subsidiary were not in compliance, would have a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole). Company and each Domestic Subsidiary have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole).

     5.11 Neither Company nor any Domestic Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Domestic Subsidiary, the outcome of which could have a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole) which in either case
(A) asserts or alleges that Company or any Domestic Subsidiary violated Environmental Laws, (B) asserts or alleges that Company or any Domestic Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that Company or any Domestic Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Domestic Subsidiary.

     5.12 Neither Company nor any Domestic Subsidiary is in violation of any Environmental Laws which would subject Company or any Domestic Subsidiary to damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Domestic Subsidiary, except for such violations which are not likely to have a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole).

     5.13 Neither Company nor any Domestic Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws which could have a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole) and to the best knowledge of the Company, neither Company nor any Domestic

Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws, the result of which is likely to have a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole).

     5.14 Company and each Domestic Subsidiary has all permits, licenses and approvals required under applicable Environmental Laws.

     5.15 Neither Company nor any Domestic Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither Company nor any Domestic Subsidiary is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

     5.16 Company has good and valid title to the collateral covered by the Collateral Documents, subject only to Permitted Liens.

     6.   AFFIRMATIVE COVENANTS

     Company covenants and agrees that it will, so long as Bank may make any Advance under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement:

     6.1  Furnish Bank:

     (a) within ninety (90) days after and as of the end of each fiscal year of PEI, detailed consolidated and consolidating financial statements of PEI and its consolidated Subsidiaries, audited and certified by independent certified public accountants satisfactory to Bank;

     (b) within thirty (30) days after and as of the end of each month other than December, and within sixty (60) days after the end of each December, a consolidated balance sheet and consolidated statement of profit and loss and surplus reconciliation of PEI and the Subsidiaries presented in the form previously submitted to Bank, certified by an authorized officer of Company as being correct and accurate to the best of his knowledge;

     (c) within twenty (20) days after and as of the end of each month, including the last month of each fiscal year, the monthly aging of Company's Accounts and accounts payable and an inventory report;

     (d) Within twenty (20) days after and as of the end of each month (and at such other times as Bank may request), a schedule identifying each Eligible Account as of the end of such month and any such schedule shall be accompanied, if so requested by Bank, by a true and correct copy of the invoices evidencing such Eligible Account and by evidence of shipment or performance;

     (e) within ninety (90) days after the beginning of each fiscal year of PEI, financial projections for PEI and the Subsidiaries (on a month by month basis) for such fiscal year;

     (f) such information as required by the terms and conditions of any security agreements referred to in this Agreement;

     (g) simultaneously with the delivery of any financial statements or reports, certificates, notices of default or other material correspondence to the holders of the Senior Debt, copies thereof; and

     (h) promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

     6.2 Pay and discharge, and cause each Domestic Subsidiary to pay and discharge, all taxes and other governmental charges before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     6.3 Maintain, and cause each Domestic Subsidiary to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property hereafter mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company (or the Domestic Subsidiary) and Bank (as mortgagee) as their respective interests may appear, all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

     6.4 Permit, and cause each Domestic Subsidiary to permit, Bank, through its authorized attorneys, accountants and representatives, to examine Company's and each Domestic Subsidiary's books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of Company conducted by Bank, at Company's cost and expense (provided that so long as Company shall not be in default, Company shall be obligated to pay for no more than two (2) collateral audits of its North American operations per year).

     6.5 Promptly notify Bank of any Default or Event of Default, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could have a material adverse effect upon Company's or any Subsidiary's financial condition.

     6.6 Maintain, and cause each Domestic Subsidiary to maintain, in good standing all licenses required by any state or any agency thereof, or other governmental authority that may be necessary or required for Company and the Domestic Subsidiaries to carry on their general business objects and purposes.

     6.7  Reserved.

     6.8 Comply, and cause each Domestic Subsidiary to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

     6.9 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

     (a) the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

     (b) the appointment of a trustee by a United States District Court to administer a Pension Plan;

     (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

     (d) the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

     (e) the withdrawal of Company or any Domestic Subsidiary from a Pension Plan; or

     (f) a reportable event, within the meaning of Title IV of ERISA.

     6.10 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 6.1(a) and each financial statement required by Section 6.1(b) for the months of March, June, September and December, a statement prepared and certified by the chief financial officer of Company (or in his absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Sections 6.11 through 6.14 hereof, (b) stating that as of the date thereof, no Default or Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

     6.11 Maintain Consolidated Capitalization of not less than the following on the dates indicated below:


          June 30, 1998                  $81,500,000
          December 31, 1998              $87,500,000
          December 31, 1999 and
          each December 31 thereafter    $95,000,000

     6.12 Maintain a Debt to Capitalization Ratio of not more than the following on the dates indicated below:

          June 30, 1998                  2.5 to 1
          December 31, 1998                      2.5 to 1
          December 31, 1999 and
          each December 31 thereafter    2.25 to 1

     6.13 Maintain a Fixed Charge Coverage Ratio of not less than the following on the dates indicated below:

          June 30, 1998                  2 to 1
          December 31, 1998                    2 to 1
          December 31, 1999 and
          each December 31 thereafter    2.5 to 1

     6.14 Maintain a Funded Debt Ratio of not more than the following on the dates indicated below:

          June 30, 1998                  7.5 to 1
          December 31, 1998                      6 to 1
          December 31, 1999 and
          each December 31 thereafter    5 to 1

     6.15 Except as otherwise agreed by Bank in writing, maintain, and cause the Domestic Subsidiaries to maintain, all cash collection and general disbursement accounts with Bank, other than the existing cash collection account with Philadelphia National Bank and the existing lockbox and disbursement accounts with NBD Bank.

     6.16 Comply, and cause each Domestic Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any governmental authority

(such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property), except to the extent that compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Domestic Subsidiary.

     6.17 Pay and discharge, and cause each Domestic Subsidiary to pay and discharge, all contractual obligations calling for the payment of money (other than trade payables incurred in the ordinary course of business) before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     6.18 In the event that, at any time while this Agreement is in effect, Company shall issue any indebtedness for borrowed money which is not by its terms subordinate and junior to the Indebtedness and such indebtedness shall include, or be issued pursuant to a trust indenture or other agreement which includes, financial covenants which are not substantially identical to the financial covenants set forth in this Agreement, or in the event Company desires to amend the Senior Debt Documents to revise any financial covenants or to add any new financial covenants, Company shall so advise Bank in writing. Such notice shall be accompanied by a copy of the applicable agreement containing such financial covenants. If Bank determines in its sole discretion that some or all of the financial covenants set forth in such agreement are more favorable to the lender thereunder than the financial covenants set forth in this Agreement ("More Favorable Terms") and that Bank desires that this Agreement be amended to incorporate the More Favorable Terms, then Bank shall give written notice of such determination to Company. Thereupon, and in any event within thirty (30) days following the date of notice by Bank to Company, Company and Bank shall enter into an amendment to this Agreement incorporating, on terms and conditions acceptable to Bank, the More Favorable Terms.

     7.   NEGATIVE COVENANTS

     Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and it will not permit any of the Domestic Subsidiaries to, without the prior written consent of Bank:

     7.1 Purchase, acquire or redeem any of its capital stock or other securities or make any material change in its capital structure or general business objectives or purpose, except that Company may redeem stock options, or capital stock issued as a result of the exercise of such options, in an amount not to exceed $1,000,000 in any fiscal year if no Event of Default has occurred and is then continuing, either before or as a result of such redemption.

     7.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, except in the ordinary course of its business.

     7.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Bank and except for guaranties incurred while no Default or Event of Default has occurred and is then continuing of liabilities not to exceed $1,000,000 in the aggregate at any time.

     7.4 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

     (a)  indebtedness to Bank;

     (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's or any Domestic Subsidiary's business; and

     (c) Senior Debt, and any renewals, refundings or refinancings thereof in amounts not exceeding the original Senior Debt less all permitted prepayments thereof;

     (d) other indebtedness incurred while no Default or Event of Default has occurred and is continuing, not to exceed $1,000,000 in the aggregate at any time; and

     (e) indebtedness described in attached Schedule 7.4.

     7.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate an expansion of present business by acquisition, other than (a) the Lucas Acquisition, (b) as permitted by
Section 7.6, and (c) any acquisition in which the sum of the total consideration paid by Company and the Domestic Subsidiaries (including cash paid, indebtedness assumed and all other consideration), plus the total consideration paid in connection with all other acquisitions consummated during the same fiscal year, does not exceed $1,000,000.

     7.6 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, except (a) Company's existing investment in the Subsidiaries (including the pending "roll over" of Company's 50% interest in Leece Neville Autolek, Ltd. into a 5% interest in Auto-Ignition, Ltd., and the contemporaneous dissolution of Prestolite Electric Mauritius, Ltd.), (b) new investments in, or loans or advances to, any Subsidiary made while no Default or Event of Default has occurred and is then continuing or would result therefrom (including investments, loans or advances in connection with the Lucas Acquisition), (c) investments in preferred stock of DAX Industries, Inc. not to exceed $2,000,000 in the aggregate ($500,000 of which has been so invested as of the date of this Agreement), and (d) other investments made while no Default or Event of Default has occurred and is continuing, not to exceed $1,000,000 in the aggregate at any time; provided, however, that in no event may Company use more than $8,000,000
      --------  -------
of the proceeds of Advances hereunder to make investments or loans or advances; provided further that such
-------- -------

$8,000,000 limitation shall not be applicable to the remaining $1,500,000 investment in preferred stock of DAX Industries, Inc., or to investments, loans or advances of not more than $1,600,000 with respect to post-closing purchases of shares of Lucas Argentina (as such purchases are referenced in the second sentence of the definition of Lucas Acquisition specified in this Agreement).

     7.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

     (a)  to Bank; and

     (b)  the Permitted Liens.

     7.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

     7.9 Enter into, maintain, or make contribution to, directly or indirectly, any employee pension plan that is subject to Title IV of ERISA, except the Pension Plans.

     7.10 Make loans, advances of credit or extensions of credit to any of its Affiliates or to its officers, directors or shareholders or any member of their immediate families or any entity controlled by any of the foregoing or to any other Person, except for (a) sales on open account or in the ordinary course of business, (b) advances to employees in an amount not exceeding $100,000 at any time outstanding, and (c) loans or advances permitted by Section 7.6.

     7.11 Declare or pay any dividends or make any other distribution upon its shares of capital stock, except (a) dividends payable in the capital stock of Company, and (b) dividends by Subsidiaries to Company, and (c) the Recapitalization Dividend.

     7.12 Make any Capital Expenditure during any fiscal year if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by PEI and its Subsidiaries during such calendar year would exceed $15,000,000.

     7.13 Pay any management, consulting or similar fees to Genstar Capital Corporation or Genstar Investment Corporation or any of their Affiliates during any fiscal year if, after giving effect thereto, the aggregate amount of such payments during such calendar year would exceed the greater of $900,000 or three-tenths of one percent (0.3%) of PEI's Consolidated net sales for the preceding fiscal year.

     7.14 Enter into any transaction with any of its stockholders or officers, or its or their Affiliates, except in the ordinary course of business and on terms not materially less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length, and except as permitted by
Section 7.13.

     7.15 Enter into or become subject to any agreement (other than loan documents evidencing or otherwise related to the Senior Debt) (i) prohibiting the guaranteeing by Company or any Subsidiary of any obligations, (ii) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Company or any Subsidiary, whether now owned or hereafter acquired, or (iii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

     7.16 Except for Permitted Prepayments, prepay, purchase, redeem or defease any debt for money borrowed, excluding, subject to the terms hereof, the Indebtedness.

     7.17 Amend, modify or otherwise alter (or suffer to be amended, modified or altered) or waive (or permit to be waived) in any material respect, any documents or instruments evidencing or otherwise related to Senior Debt so as to shorten the original maturity date or amortization thereof or increase the interest rate applicable thereto, or amend, modify or otherwise alter (or suffer to be amended, modified or altered) any documents or instruments evidencing or otherwise related to Senior Debt to limit the maximum amount of the Indebtedness to an amount less than the amount permitted by the Senior Debt Documents as in effect on the date hereof or to include any covenants or other provisions, that require, for the amendment of any term or provision of this Agreement, or the waiver of any term or provision hereof, the approval or consent of any other creditor of Company or any Subsidiary; provided, however, that any increase in
                                       --------  -------
the interest rate applicable to the Senior Debt (not in excess of 0.5% per annum) as a result of the failure to file or lack of effectiveness of the Shelf Registration Statement or the Exchange Offer Registration Statement described in the Offering Circular shall not be a violation of this Section 7.17.

     8.   ENVIRONMENTAL PROVISIONS

     8.1 Company shall comply, and cause the Domestic Subsidiaries to comply, in all material respects with all applicable Environmental Laws.

     8.2 Company shall provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Domestic Subsidiary in respect of a cleanup, removal, remedial action, or other response by or on the part of Company or any Domestic Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company or any Domestic Subsidiary for an alleged violation of Environmental Laws; provided, however, that no such copies shall be
                                 --------  -------
required to be delivered unless it reasonably appears that the matter may result in a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole).

     8.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

     8.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the request of Bank (but only in cases in which Bank reasonably believes there may be a Material Adverse Effect on Company and the Domestic Subsidiaries (taken as a whole)), at its sole expense, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Bank and Company upon completion.

     8.5 At any time Company or any Domestic Subsidiary, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

     8.6 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by Company or any Subsidiary, or due to any acts of Company or any Subsidiary or such person's, officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of such property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence of Bank, or its agents or employees.

     It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the Collateral Documents until payment in full of all indebtedness of Company to Bank, unless there is a then known violation of the Environmental Laws and Bank has asserted in writing a claim for indemnification from Company, in which event the same shall continue until the violation is remediated.

     It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

     8.7 Company and the Domestic Subsidiaries shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

     9.   EVENTS OF DEFAULT

     9.1 Upon non-payment of any installment of the principal or interest on the Note when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof, and continuance in either case of such non-payment for five (5) days or more, the Note may at Bank's option become immediately due and payable, and thereafter Bank's commitment to make further Advances and to issue additional Letters of Credit under this Agreement shall automatically terminate.

     9.2  Upon occurrence of any of the following events of default:

     (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 2.4, 6.2, 6.3, 6.4, 6.5, 6.9, 6.11 through 6.14, 7 or 8 herein;

     (b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 6.1 or 6.10, and continuance thereof for five (5) Business Days after written notice to Company by Bank;

     (c) default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

     (d) any material representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

     (e) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder and lapse of any applicable notice or cure period;

     (f) default in the payment of any other obligation of Company or any Subsidiary for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto, and lapse of any applicable notice, grace or cure period;

     (g) judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company or any Subsidiary and any such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty

          (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

     (h) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

     (i) if there shall be any change for any reason whatsoever in the ownership of Company or any Subsidiary which shall in the reasonable judgment of Bank adversely affect future prospects for the successful operation of Company or any Subsidiary;

     (j) if PEI shall revoke its Guaranty or disavow any of its obligations thereunder;

     (k) if Company shall, or become obligated to, redeem, repurchase or prepay any Senior Debt as a result of or in connection with an actual or proposed change in control of Company, PEI or any Subsidiary ;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice or demand, and Bank shall not be obligated to make any further Advances or issue any Letter of Credit hereunder.

     9.3 If a creditors' committee shall have been appointed for the business of Company or any Subsidiary; or if Company or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or a Subsidiary, as applicable) and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company or any Subsidiary; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable, and Bank shall not be obligated to make any further Advances or issue any Letters of Credit under this Agreement.

     9.4 Upon the occurrence of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Collateral Documents, or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to Company and/or any property of Company in possession of Bank. Company agrees, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Company.

     9.5 All of the Indebtedness shall constitute one loan secured by Bank's security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Company to Bank. Upon the occurrence of an Event of Default, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any such sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law. Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

     9.6 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

     9.7 Upon the occurrence of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

     10.  MISCELLANEOUS

     10.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

     10.2 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees, title and lien search fees and title policy premiums incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank's option, be charged by Bank as an Advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in reviewing, revising, protecting or enforcing any of its or any of the Bank's rights against Company or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder, shall also be paid by Company.

     10.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

     10.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

     10.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following or to such other address as may be designated by Company or Bank in a notice that complies as to delivery with the terms of this Section 10.5:

          To Company:
          2100 Commonwealth Boulevard
          Suite 300
          Ann Arbor, Michigan 48105
          Attention: Chief Financial Officer

          To Bank:
          One Detroit Center
          500 Woodward Avenue
          Mail Code 3258
          Detroit, Michigan 48226
          Attention: Business Finance Division I

     Bank shall use best efforts to send copies of all notices to Company's legal counsel at the address set forth below, but failure to do so shall not be a violation of this Agreement and shall not affect the validity of any notice properly sent to Company:

          Hooper, Hathaway, Price, Beuche & Wallace
          126 South Main Street
          Ann Arbor, Michigan 48104-1945
          Attention: Bruce C. Conybeare, Jr.

     10.6 This Agreement and the Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

     10.8 All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth Section 10.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization
                                   --------  -------
shall not affect Company's obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.


     10.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

     10.10 In the event Company's obligation to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     10.11 This Agreement shall become effective upon the execution hereof by Bank and Company.

    10.12 COMPANY AND BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH COMPANY AND BANK ARE PARTIES ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREBY.

    WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                 PRESTOLITE ELECTRIC INCORPORATED



By:/s/ Gregory A. Wernette     By:/s/ Dennis P. Chelminski
   _______________________        _______________________

Its:  VP                       Its: Controller - Treasurer
    ______________________         _______________________

                               LIST OF SCHEDULES



          Schedule 5.5 - Pension Plans

          Schedule 5.9 - Subsidiaries

          Schedule 7.4 - Permitted Debt

          Schedule 7.7 - Permitted Liens



                                LIST OF EXHIBITS


          Exhibit A -         Facility A Note

          Exhibit B -         Request for Advance

          Exhibit C -         Notice of Election of Margin Reduction Option

          Exhibit D -         Borrower's Telephone and Facsimile Authorization

          Exhibit E -         Notice of Revocation of Margin Reduction Option

                                  EXHIBIT "A"

                                FACILITY A NOTE


                                                               Detroit, Michigan
$23,000,000                                                     January 22, 1998



     On or before the Facility A Maturity Date, FOR VALUE RECEIVED, PRESTOLITE ELECTRIC INCORPORATED, a Delaware corporation (herein called "Company"), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Twenty-Three Million Dollars ($23,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of January 22, 1998, by and between Company and Bank (herein called "Agreement"), together with interest thereon as hereinafter set forth.

     Each of the Advances hereunder shall bear interest at the Prime-based Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

     This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.


                                    PRESTOLITE ELECTRIC
                                    INCORPORATED


                                    By:___________________________________

                                    Its:__________________________________

                                  EXHIBIT "B"

                              REQUEST FOR ADVANCE
                              -------------------


     Pursuant to the Amended and Restated Credit Agreement dated as of January 22, 1998 (herein called "Agreement"), the undersigned hereby requests COMERICA BANK to make an Advance to the undersigned on _____________________, 199___, in the amount of____________________________________ DOLLARS, ($____________) under the Facility A Note dated January 22, 1998, issued by the undersigned to said Bank (herein called "Note").

     The undersigned certifies that no Default or Event of Default has occurred and is continuing, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof or any Advance formula applicable to Advances under such Note, the undersigned will pay such excess amount on demand.

     The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct.

     Dated this _______ day of __________________________, 199___.


                                    PRESTOLITE ELECTRIC
                                    INCORPORATED


                                    By:________________________________

                                    Its:_______________________________

                                  EXHIBIT "C"

                 NOTICE OF ELECTION OF MARGIN REDUCTION OPTION
                 ---------------------------------------------


To:  Comerica Bank

     Pursuant to Section 3.3(a) of the Amended and Restated Credit Agreement dated as of January 22, 1998 between the undersigned and the Bank, the undersigned hereby elects the Margin Reduction Option as provided therein. The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing as of the date hereof.

     Dated this _____ day of _______________, ______.


                                    PRESTOLITE ELECTRIC
                                    INCORPORATED


                                    By:________________________________

                                    Its:_______________________________

                                  EXHIBIT "D"

                BORROWER'S TELEPHONE AND FACSIMILE AUTHORIZATION
                ------------------------------------------------



                               See form attached.

                                  EXHIBIT "E"

                NOTICE OF REVOCATION OF MARGIN REDUCTION OPTION
                -----------------------------------------------


To:  Comerica Bank

     Pursuant to Section 3.3(b) of the Amended and Restated Credit Agreement dated as of January 22, 1998 between the undersigned and the Bank, the undersigned hereby revokes the Notice of Election of Margin Reduction Option dated ____________________, _______, delivered by the undersigned to the Bank.

     Dated this _____ day of _______________, ______.


                                    PRESTOLITE ELECTRIC
                                    INCORPORATED


                                    By:________________________________

                                    Its:_______________________________